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November 4, 1998                                    Contact: Ronald P. Nowak
                                                             or Russell L. Allen
                                                             (281) 579-3398


                              3DX TECHNOLOGIES INC.
 ANNOUNCES LETTER OF INTENT TO MERGE WITH FORTUNE NATURAL RESOURCES CORPORATION


Houston, Texas--3DX Technologies Inc.(3DX) (NASDAQ : TDXT) today announced that it has signed a letter of intent with Fortune Natural Resources Corporation (Fortune) (AMEX: FPX) which provides for the merger of 3DX into Fortune. The letter of intent has been approved by the board of directors of both entities. The transaction is conditioned upon, among other things, the preparation and approval of a definitive merger agreement and the consent of the shareholders of both companies.

The terms of the merger provide for the issuance of up to a maximum of 6,965,431 shares of Fortune stock - an exchange ratio of 0.75 share of Fortune common stock for one share of 3DX common stock. 3DX shareholders could also receive additional Fortune stock two years after closing, up to a total of approximately
3.9 million shares, if additional reserves attributable to the exploration properties acquired from 3DX contribute disproportionately to the total of all reserves added by Fortune from all exploration properties, under certain conditions.

Fortune has obtained a conditional commitment from a private investor for an additional $5 million dollars in capital, on terms to be agreed upon, to facilitate the additional exploration capital requirements of the 3DX properties.

Fortune has also announced the signing of a second letter of intent with Petro-Guard Company, Inc. and Petro-Guard Production LLC, two privately held operating and production companies, providing for the merger of these companies into Fortune.

Fortune is an independent oil and natural gas company whose primary focus is the exploration for and development of domestic oil and natural gas reserves.
Fortune's principal areas of interest are onshore and offshore Louisiana and Texas, including the relatively shallow Gulf Coast transition zone, where the use of modern geophysical technology and advanced interpretation techniques offers the opportunity for new discoveries in areas of proven historical production.


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Petro-Guard Group is comprised of two privately owned companies held principally by Dewey Stringer III, a director of Fortune. Petro-Guard operates both producing and exploratory properties along the Gulf Coast of Texas and Louisiana.

Ronald P. Nowak, President and CEO of 3DX commented, "We are extremely pleased to have entered into this agreement with Fortune and feel this builds upon the framework for a stronger E&P company. With the addition of Petro-Guard, the combined production, reserves and exploration potential of the companies will make the new entity a more powerful presence in the Gulf Coast. More importantly, the synergy of the complimentary skills that each group brings - financial management, operations and geoscience - positions the new Fortune to realize significant growth."

Tyrone J. Fairbanks, President and CEO of Fortune, commented that, "We are very pleased to enter into this agreement with 3DX Technologies Inc. 3DX is comprised of fine oil and gas professionals with exceptional skills in their area of expertise. It has been a long-standing goal of Fortune, since moving to Houston in 1996, to bring operational, geophysical and geological disciplines inside of Fortune. This transaction, along with the acquisition of the Petro-Guard companies, will significantly enhance Fortune's Gulf Coast presence, as well as its oil and gas reserve and production base and drillable prospect inventory."

3DX Technologies Inc. is a knowledge-based oil and gas exploration company whose core competence and strategic focus is the utilization of 3-D seismic imaging and other advanced technologies in the search for commercial quantities of hydrocarbons.

Certain statements in this news release regarding future expectations and plans for oil and gas exploration, development and production may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond the Company's control. These risks are discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as well as other filings with the Securities and Exchange Commission. There can be no assurance that the Company's exploration activities will be successful in meeting the Company's expectations.